Exhibit (d)(2)(ii)

GIGPEAK, INC.

MUTUAL NONDISCLOSURE AGREEMENT

This Mutual Nondisclosure Agreement (this “Agreement”), effective 1/16, 2017 (“Effective Date”), is entered into by and between GigPeak, Inc., a Delaware corporation having offices at 130 Baytech Drive, San Jose, CA 95134 (“GigPeak”), and Integrated Device Technology, Inc., a Delaware corporation having offices at 6024 Silver Creek Valley Road, San Jose, CA 95138 (“Investor”) (each herein referred to individually as a “Party,” or collectively as the “Parties”). In consideration of the covenants and conditions contained herein, the Parties hereby agree to the following:

1.	PURPOSE

The Parties wish to explore a business strategic opportunity of mutual interest (the “Opportunity”), and in connection with the Opportunity, each Party has disclosed, and may further disclose certain confidential technical and business information (in such capacity a Party disclosing the information, the “Discloser”) to the other Party (in such capacity a Party receiving the information, the “Recipient”), that Discloser desires Recipient to treat as confidential.

2.	CONFIDENTIAL INFORMATION

A.    Definition.        “Confidential Information” means (a) any information disclosed (directly or indirectly) by Discloser to Recipient pursuant to this Agreement that is in written, graphic, machine readable or other tangible form objects (including, without limitation, documents, software, prototypes, samples, data sets, and plant and equipment) and is marked “Confidential,” “Proprietary” or in some other manner to indicate its confidential nature; (b) oral information disclosed (directly or indirectly) by Discloser to Recipient pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by Discloser that is marked in a manner to indicate its confidential nature and delivered to Recipient within thirty (30) days after its oral disclosure; and (c) information otherwise reasonably expected to be treated in a confidential manner under the circumstances of disclosure under this Agreement or by the nature of the information itself. Confidential Information may include information of a third party that is in the possession of Discloser and is disclosed to Recipient under this Agreement.

B.    Exceptions.    Confidential Information shall not, however,  include any information that (i) was publicly known or made generally available without a duty of confidentiality prior to the time of disclosure by Discloser to Recipient; (ii) becomes publicly known or made generally available without a duty of confidentiality after disclosure by Discloser to Recipient through no wrongful action or inaction of Recipient; (iii) is in the rightful possession of Recipient without confidentiality obligations at the time of disclosure by Discloser to Recipient as shown by Recipient’s then-contemporaneous written files and records kept in the ordinary course of business; (iv) is obtained by Recipient from a third party without an accompanying duty of confidentiality without a breach of such third party’s obligations of confidentiality; or (v) is independently developed by Recipient without use of or reference to Discloser’s Confidential Information, as shown by written records and other competent evidence prepared contemporaneously with such independent development.

C.    Compelled Disclosure. If Recipient becomes legally compelled to disclose any Confidential Information, other than pursuant to a confidentiality agreement, Recipient will provide Discloser prompt written notice, if legally permissible, and will use its best efforts to assist Discloser in seeking a protective order or another appropriate remedy. If Discloser waives Recipient’s compliance with this Agreement or fails to obtain a protective order or other appropriate remedy, Recipient will furnish only that portion of the Confidential

Information that is legally required to be disclosed, provided that any Confidential Information so disclosed shall maintain its confidentiality protection for all purposes other than such legally compelled disclosure.

3.	NONUSE AND NONDISCLOSURE

Recipient shall not use any Confidential Information of Discloser for any purpose except to evaluate and engage in discussions concerning the Opportunity. Recipient shall not disclose any Confidential Information of Discloser to third parties or to Recipient’s employees, except that, subject to Section 4 below, Recipient may disclose Discloser’s Confidential Information to those employees of Recipient who are required to have the information in order to evaluate or engage in discussions concerning the Opportunity. Recipient shall be responsible for any breach of this Agreement by its employees, agents and other representatives, it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy Discloser may have against such representatives with respect to any such breach. Recipient shall not reverse engineer, disassemble, or decompile any prototypes, software, samples, or other tangible objects that embody Discloser’s Confidential Information and that are provided to Recipient under this Agreement.

4.	MAINTENANCE OF CONFIDENTIALITY

Recipient shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of Discloser. Without limiting the foregoing, Recipient shall take at least those measures that it employs to protect its own confidential information of a similar nature and shall ensure that its employees who have access to Confidential Information of Discloser have signed a nonuse and nondisclosure agreement in content at least as protective of Discloser’s Confidential Information as the provisions of this Agreement, prior to any disclosure of Confidential Information to such employees. The Recipient shall not make any copies of the Confidential Information of Discloser unless the same are previously approved in writing by Discloser. The Recipient shall reproduce Discloser’s proprietary rights notices on any such authorized copies in the same manner in which such notices were set forth in or on the original. The Recipient shall promptly notify Discloser of any unauthorized use or disclosure, or suspected unauthorized use or disclosure, of Discloser’s Confidential Information of which Recipient becomes aware.

5.	NO OBLIGATION

Nothing in this Agreement shall obligate either Party to (a) disclose any Confidential Information, which shall be disclosed, if at all, solely at the Discloser’s option, or (b) proceed with any transaction between them, and each Party reserves the right, in its sole discretion, to terminate the discussions contemplated by this Agreement concerning the Opportunity. Nothing in this Agreement shall be construed to restrict either Party’s use or disclosure of its own Confidential Information.

6.	NO WARRANTY

ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS.” NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, REGARDING THE ACCURACY, COMPLETENESS OR PERFORMANCE OF ANY CONFIDENTIAL INFORMATION, OR WITH RESPECT TO NON-INFRINGEMENT OR OTHER VIOLATION OF ANY INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY OR OF RECIPIENT.

7.	RETURN OF MATERIALS

All documents and other tangible objects containing or representing Confidential Information that have been disclosed by Discloser to Recipient, and all copies or extracts thereof or notes derived therefrom that are in the possession of Recipient, shall be and remain the property of Discloser and shall be promptly returned to Discloser or destroyed (with proof of such destruction), at Discloser’s choice, either upon the Parties’ termination of discussions regarding the Opportunity or upon Discloser’s prior written request. Notwithstanding the foregoing, if compliance with the foregoing would violate any applicable law, regulation or applicable professional standards of the American Institute of Certified Public Accountants, Public Company Accounting Oversight Board or state boards of accountancy, then such information may be retained provided that it is used for no other purpose than to evidence Recipient’s or its representatives’ compliance with such law, regulation or professional standard, and that such Information is maintained in confidence as set forth in this Agreement.

8.	NO LICENSE

Nothing in this Agreement is intended to grant any rights to Recipient under any patent, mask work right, copyright or other intellectual property right of Discloser, nor shall this Agreement grant Recipient any rights in or to the Confidential Information of Discloser other than the limited right to review such Confidential Information solely for the purpose of determining whether to enter into a transaction concerning the Opportunity as expressly set forth in Section 3 of this Agreement.

9.	NON-SOLICITATION

Each party hereby agrees that for a period of two (2) years from file date of this Agreement, without the prior written consent of the other party in the event a transaction related to the Opportunity is not consummated, it will not (a) solicit to hire (or cause or seek to cause to leave the employ of the other party’ any executive of the other party or any other employee of other party or any subsidiary with whom it has had contact or who (or whose performance) became known to it in connection with the process contemplated by this Agreement (provided, however, that a party is not restricted from hiring any such individual who is hired as a result of such individual responding to a general advertisement for employment) or (b) hold any discussions regarding the other party or any of its subsidiaries with any suppliers, customers and/or other material business relationships of the other party or any of its subsidiaries, except for those contacts or discussions held in the ordinary course of business.

10.	STANDSTILL AGREEMENT

Investor hereby agrees that, for a period ending on the earlier of one (1) years from the date of this Agreement or the occurrence of a Significant Event (as defined below), neither the Investor nor any of its affiliates or representatives to whom it has provided Confidential Information will, unless first invited (on an unsolicited basis in the case of proposed activities involving persons other than GigPeak or its subsidiaries) by GigPeak’s Board of Directors, or a special committee thereof, in writing, directly or indirectly:

(a)    acquire, offer or propose to acquire, or agree or seek to acquire, directly or indirectly, by purchase or otherwise, greater than an aggregate of an additional 5% of the outstanding number of shares of any class of voting securities (as defined below) of GigPeak or any subsidiary thereof, or of any successor to or person in control of GigPeak (other than as a result of a Significant Event) or direct or indirect rights or options to acquire any such securities, or any material portion of the assets of GigPeak or any subsidiary or division thereof, or of any such successor or controlling person (other than as a result of a Significant Event);

(b)    make any public announcement with respect to, or enter into or agree to enter into, offer, propose or seek to enter into, or otherwise be involved in or part of, directly or indirectly, any acquisition transaction or other business combination involving all or part of GigPeak or its subsidiaries or any acquisition transaction for all or a material portion of the assets of GigPeak or any subsidiary or any of their respective businesses;

(c)    make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of GigPeak or any subsidiary thereof;

(d)    form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (a “13D Group”) with respect to any voting securities of GigPeak or any of its subsidiaries;

(e)    directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities or publicly propose any of such activities to any other person; or

(f)    disclose any intention, plan or arrangement consistent with any of the foregoing in a manner that would require public disclosure thereof by GigPeak.

Investor acknowledges that its activities not expressly prohibited by this Section 10 may be subject to applicable federal and state securities laws.

For purposes of this Agreement, (i) a “Significant Event” means (A) the acquisition by any person or 13D Group of beneficial ownership of voting securities of GigPeak representing 15% or more of the then outstanding voting securities of GigPeak; (B) the announcement or commencement by any person or 13D Group of a tender or exchange offer to acquire voting securities of GigPeak which, if successful, would result in such person or 13D Group owning, when combined with any other voting securities of GigPeak owned by such person or 13D Group, 15% or more of the then outstanding voting securities of GigPeak; (C) file entry into by GigPeak, or determination by GigPeak to seek to enter into, of any merger, sale or other business combination transaction pursuant to which the outstanding shares of common stock of GigPeak would be converted into cash or securities of another person or 13D Group or 50% or more of the then outstanding shares of common stock of GigPeak would be owned by persons other than the then current holders of shares of common stock of GigPeak, or which would result in all or a substantial portion of GigPeak’s assets being sold to any person or 13D Group; (D) GigPeak or any of its subsidiaries makes an assignment for the benefit of creditors or commences any proceeding under any bankruptcy, reorganization, insolvency, dissolution or liquidation law of any jurisdiction; or (E) any such petition is filed or any such proceeding is commenced against GigPeak or any of its subsidiaries and either (1) GigPeak or such subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (2) such petition, application or proceeding is not dismissed within 30 days; (ii) “person” means any corporation, company, group, partnership or other entity or individual (including the media); and (iii) “voting securities” means at any time shares of any class of capital stock of GigPeak which are then entitled to vote generally in the election of directors and any securities convertible or exchangeable into or exercisable for any such shares; provided, that for purposes of this definition any securities of GigPeak which at such time are convertible or exchangeable into or exercisable for such shares of GigPeak shall be deemed to have been so converted, exchanged or exercised.

11.	EXPORT RESTRICTIONS

Any software and other technical information disclosed under this Agreement may be subject to restrictions and controls imposed by the Export Administration Act, Export Administration Regulations and other laws and regulations of the United States and any other applicable government or jurisdiction, as enacted from time to time (the “Acts”). The Parties shall comply with all restrictions and controls imposed by the Acts.

12.	NO GUARANTY

Recipient acknowledges and agrees that Discloser is not making any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, and Disclosure will not have any liability to Recipient or any other person resulting from Recipient’s use of the Confidential Information. Only those representations or warranties that are made to Recipient in a definitive agreement when, as, and if executed, and subject to such limitations and restrictions as may be specified in such definitive agreement, will have any legal effect.

13.	TERM

The obligations of Recipient under this Agreement shall survive until such time as all Confidential Information of Discloser hereunder qualifies as any of the exceptions to Confidential Information set forth in Section 2.B through no wrongful action or inaction of Recipient.

14.	REMEDIES

Recipient agrees that any violation or threatened violation of this Agreement may cause irreparable injury to Discloser, entitling Discloser to seek injunctive relief in addition to all legal remedies. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this Agreement has been breached by the Investor or its representatives, then the Investor will reimburse GigPeak for its costs and expenses (including legal fees and expenses) incurred in connection with all such litigation.

15.	MISCELLANEOUS

This Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign or otherwise transfer this Agreement without the prior written consent of the other Party, except that either Party may assign this Agreement without consent in connection with a merger, reorganization, consolidation, or sale of all or substantially all of the assets to which this Agreement pertains, provided that the assigning Party provides prompt written notice to the other Party prior to any such permitted assignment. Any assignment or transfer of this Agreement in violation of the foregoing shall be null and void. This Agreement will be interpreted and construed in accordance with the laws of the State of California, without regard to conflict of law principles. Each Party hereby represents and warrants that the persons executing this Agreement on its behalf have express authority to do so, and, in so doing, to bind such Party thereto. This Agreement contains the entire agreement between the Parties with respect to the Opportunity and supersedes all prior written and oral agreements between the Parties regarding the Opportunity. Recipient shall not have any obligation, express or implied by law, with respect to trade secret or proprietary information of Discloser disclosed under this Agreement except as set forth herein. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. No provision of this Agreement may be waived except by a writing executed by the Party against whom the waiver is to be effective. A Party’s failure to enforce any provision of this Agreement shall neither be construed as a waiver of the provision nor prevent the Party from enforcing any other provision of this Agreement. No provision of this Agreement may be amended or otherwise modified except by a writing signed by the Parties to this Agreement. The Parties may execute this Agreement in counterparts, each of which is deemed an original, but all of which together constitute one and the same agreement. This Agreement may be delivered by facsimile transmission, and facsimile copies of executed signature pages shall be binding as originals.

16.	DISPUTES

All disputes arising out of this Agreement will be subject to the exclusive jurisdiction and venue of the state courts located in Santa Clara County, California and the federal courts located in the Northern District of California and each Party hereby consents to the personal jurisdiction thereof.

IN WITNESS WHEREOF, the Parties by their duly authorized representatives have executed this Agreement as of the Effective Date.

GIGPEAK, INC.

By:	/s/ Avi Katz

Name:	Avi Katz

Title:	CEO

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Sailesh Chittipeddi

Name:	Sailesh Chittipeddi

Title:	VP Global Operations & CTO